EXHIBIT 99.1

Investor Contact:
Lisa M. Bruneau, VP Finance
Phone: 866-4DIOMED
Fax: (978) 475-8488
E-Mail: lbruneau@diomedinc.com

DIOMED ELECTS NEW SENIOR MANAGEMENT

ANDOVER, MA—January 13, 2003—Diomed Holdings, Inc. (AMEX: DIO) announced that James A. Wylie, Jr., has been appointed to the position of President & CEO replacing Peter Klein. Mr. Klein will continue to serve as a member of Diomed’s Board of Directors. Diomed also announced that Geoffrey H. Jenkins has been appointed as Chairman of the Board. Mr. Jenkins has been serving as a member of Diomed’s Board of Directors since the Spring of 2001. Mr. Jenkins and Mr. Wylie both commented, “We have accepted these positions to demonstrate our firm belief that Diomed’s product offering responds to a demonstrated need in the health care marketplace. We look forward to leading the company to achieve the goals it has set and to build value for our dedicated stockholders.”

Mr. Wylie was previously President and Founder of Global Strategy Associates, a consulting firm formed in 1994. In this capacity, Mr. Wylie provided strategic advisory and management services to companies in the medical device, healthcare, chemical and telecommunications industries. He also held various interim executive management positions at companies in the medical device and healthcare industries, including Actimed Laboratories, Inc. and CDC Technologies, Inc. Since November 2002, Mr. Wylie has been advising Diomed’s Board of Directors on a broad range of operational and strategic programs.

Mr. Wylie brings a distinguished career of recognized leadership and international business management experience across a diverse range of technologies, products and markets. Prior to forming Global Strategy Associates, Mr. Wylie was President & CEO of EcoScience Corporation, a biotechnology company specializing in biopesticides and food storage products, from 1989 to 1994.

Additionally, Mr. Wylie’s career includes senior division and group executive positions at Uniroyal, Inc., Albany International Corporation, and International Minerals and Chemical Corporation. Earlier career affiliations include Crompton & Knowles Corporation, General Electric and Hercules.

Mr. Wylie has served on the Boards of Melard Technologies, Inc., EcoScience Corporation, Actimed Laboratories, Inc., CDC Technologies, Inc., Bedminster Bioconversion, Inc. and Exemplar. He also has extensive experience in public and private financing, mergers and acquisitions, joint ventures, strategic alliances, regulatory affairs, media relations and global operations.

Mr. Wylie graduated from Bates College in 1960 with a Bachelor of Science in Chemistry.

Mr. Jenkins has over twenty-five years of experience in building consumer and professional healthcare products and companies. He recently co-founded UV-Solutions, LLC, a product development company specializing in ultra violet sterilization technology. The company develops products for professional and consumer applications.

Prior to UV Solutions, Mr. Jenkins was COO and later president of MDI Instruments, Inc. a professional and consumer healthcare product company. MDI was acquired by Becton Dickinson in 1999.

Mr. Jenkins joined MediSense Inc. in 1984 as an early stage start-up serving as Corporate Vice President of Operations from 1998 to 1997 responsible for domestic and U.K. operations. MediSense is an international developer, manufacturer, and marketer of professional and consumer diabetes products. MediSense was acquired by Abbott Laboratories in May of 1996.

In addition to Diomed, Mr. Jenkins serves on the Board of Diamond General, Inc.

Mr. Jenkins graduated from Clarkson University in 1976 with a Bachelor of Science and Bachelor of Arts degree.

About Diomed

Diomed specializes in developing and commercializing minimal and micro-invasive medical procedures that use its laser technologies and disposable products. In developing and marketing its innovative clinical solutions, it uses proprietary technology and aims to secure strong commercial advantages over its competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the rapidly growing, minimal and micro-invasive medical procedure industry, Diomed integrates disposables into its product lines. Diomed holds proprietary technology in certain methods of synchronizing diode light sources and in certain optical fibers. Diomed focuses on photodynamic therapy (PDT) for use in cancer treatments, EndoVenous Laser Treatment (EVLT™) for use in varicose vein treatments, and dental and general surgical applications.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors detailed in the company’s Securities and Exchange Commission filings.